Exhibit 10(b)

A. O. SMITH CORPORATION

EXECUTIVE LIFE INSURANCE PLAN

Effective June 9, 1992

As Amended and Restated Effective January 1, 2009

1.	Purpose

The purpose of the A. 0. Smith Corporation Executive Life Insurance Plan (“Plan”) is to induce key employees to remain in the employ of A. 0. Smith Corporation (“Company”) or Subsidiaries or Affiliates of the Company by providing the employees with active and post retirement life insurance competitive with that provided by other major corporations.

2.	Definitions

(a)	Affiliate: Any corporation in which the Company has fifty (50) percent or less ownership.

(b)	Committee: The Personnel and Compensation Committee of the Board of Directors of the Company.

(c)	Employee: Any full time managerial. administrative or professional employee (including any officer or director who is such an employee) of the Company, or any of its Subsidiaries or Affiliates.

(d)	Participant: An Employee who is selected by the Committee to participate in the Plan.

(e)	Subsidiary: Any corporation in which the Company has more than fifty (50)

percent of the ownership.

3.	Administration

The Plan shall be administered by the Committee, which shall have sole and complete authority to adopt, amend and repeal administrative rules to govern the operation of the Plan. The Committee shall also have complete discretionary authority to determine eligibility for benefits and to interpret and construe the terms of the Plan.

4.	Eligibility

Employees who, in the opinion of the Committee, are key employees and have demonstrated a capacity for contributing in a substantial measure to the successful performance of the Company shall be eligible to become Participants. The Committee shall have complete authority and discretion to determine those Employees who shall be Participants.

5.	Amount of Life Insurance

The Company will purchase one or more life insurance policies for each Participant, from a high quality, reputable life insurer, in an amount determined by the Committee, but in no event less than three times the Participant’s base salary at the time participation commences. Participants who retire from the Company shall be eligible for post-retirement life insurance coverage equal to one times his or her base salary.

With respect to policies issued prior to August 1, 2002, each life insurance policy shall be solely owned by the Participant and shall permit the Participant to name the beneficiary of his choice. The Participant shall enter into a Collateral Assignment Agreement with the Company whereby Participant assigns an amount of the cash hereunder value and/or life insurance equal to the premiums paid by the Company.

With respect to policies issued on and after August 1, 2002, each life insurance policy shall be solely owned by the Company. The Company shall enter into an Endorsement Split-Dollar Insurance Agreement with the Participant whereby the Participant shall have the right to the name the beneficiary of his choice with respect to such amount of death proceeds payable under the policy as determined by the Committee.

Participants in this Plan shall not be eligible for group term life insurance coverage under the A. 0. Smith Group Life and Accidental Death and Dismemberment Insurance.

6.	Termination of Employment

(a)	Except as provided in (b), upon a Participant’s termination of employment (voluntary or involuntary) or retirement, the payment of premiums by the Company will cease and the Collateral Assignment Agreement or an Endorsement Split-Dollar Insurance Agreement will be terminated. The Committee shall determine the date on which the final premium payment will be made.

(b)	The Company shall have the discretion to continue payment of premiums and the Collateral Assignment Agreement or Endorsement Split-Dollar Insurance Agreement beyond termination of employment or retirement in such cases and for such periods of time as it deems advisable and to transfer its right in any insurance policy to any retired Participant.

7.	Expenses

The expenses of administering the Plan shall be paid by the Company.

8.	Amendment and Termination

The Committee shall have the right to modify, amend or terminate the Plan at any time.

9.	Claims Procedure

The following provisions are part of this agreement and are intended to meet the requirements of the Employee Retirement Income Security Act of 1974:

(a)	The Committee is hereby designated as the named fiduciary under the Plan. The named fiduciary shall have authority to control and manage the operation and administration of this Plan, and it shall be responsible for establishing and carrying out a funding policy and method consistent with the objectives of this Plan.

(b)	The Committee shall make all determinations concerning rights to benefits under the Plan. Any decision by the Committee denying a claim by the Participant or his beneficiary for benefits under the Plan shall be stated in writing and delivered or mailed to the Participant or such beneficiary. Such decision shall set forth the specific reasons for the denial, written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel. In the event a claim is denied, the Participant shall have 60 days following the denial to file a written request for review of the denial. The Participant may submit pertinent documents for the Committee’s consideration upon review. Within 60 days of receipt of a request for review, the Committee shall issue a written decision on the review request. The decision on review shall include the specific reasons for the decision with references to the pertinent Plan provisions upon which the decision is based.

(c)	The Committee shall have the discretionary authority and power to determine eligibility for benefits under the Plan and to construe and interpret its terms. The arbitrary and capricious standard apply in the review of any decision of Committee.

IN WITNESS WHEREOF, this Plan has been executed by the Company on this 18th day of December, 2008.

A. O. SMITH CORPORATION

BY:	/s/ Mark A. Petrarca
Mark A. Petrarca
Senior Vice President of Human Resources
And Public Affairs

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